Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statements (Nos. 333-178881, 333-177586, 333-167388, 333-157417, 333-140238 and 333-104105,) on Form S-8 and Registration Statements (Nos. 333-170140, 333-166277, 333-148779, 333-146691 and 333-138405) on Form S-3 of Senesco Technologies, Inc. and Subsidiary of our report dated September 28, 2012, relating to our audits of the consolidated financial statements, which appear in this Annual Report on Form 10-K of Senesco Technologies, Inc. and Subsidiary for the year ended June 30, 2012. Our report dated September 28, 2012, relating to the consolidated financial statements includes an explanatory paragraph relating to an uncertainty as to the Company's ability to continue as a going concern.

/s/ McGladrey LLP

New York, New York

September 28, 2012